EXHIBIT 10.2

Fourth Amendment to the

Weingarten Realty Retirement Plan

R E C I T A L S:

A. WHEREAS, Weingarten Realty Investors (the “Employer”) has previously established the Weingarten Realty Retirement Plan (the “Plan”) for the benefit of those employees who qualify thereunder and for their Beneficiaries; and

B. WHEREAS, the Employer wishes to amend the Plan’s definition of “Earnings” and has prepared this Fourth Amendment to the Plan for such purpose; and

C. WHEREAS, the Employer has the power and authority to amend the Plan pursuant to Section 16.1 of the Plan;

NOW, THEREFORE, pursuant to Section 16.1 of the Plan, the following amendment is hereby made and shall be effective as provided herein:

The first two paragraphs of Section 1.1(p) of the Plan are hereby amended, to be and read as follows, effective as of May 1, 2012:

The “Earnings” of a Participant for any Earnings Computation Period means the amount reported under Sections 6041, 6051, and 6052 (“Wages, Tips and Other Compensation” Box on Form W-2) and paid during the Earnings Computation Period. Earnings is defined as wages within the meaning of Code Section 3401(a) and all other payments of compensation to an Employee by the Employer (in the course of the Employer’s trade or business) for which the Employer is required to furnish the Employee a written statement under Code Sections 6041(d), 6051(a)(3), and 6052. Earnings must be determined without regard to any rules under Code Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code Section 3401(a)(2)). Notwithstanding the foregoing, the following items of compensation shall not be included in a Participant’s Earnings: (i) automobile allowance; (ii) proceeds from the exercise of non-qualified stock options; (iii) proceeds from the exercise of incentive stock options (whether such exercise is a disqualifying disposition or otherwise); (iv) restricted stock dividend income; (v) restricted stock vested income; (vi) all forms of compensation paid after termination of employment (e.g., severance pay, vacation pay) other than compensation earned for services provided prior to the date of termination of employment; (vii) distributions from any non-qualified deferred compensation plan; (viii) personal use of company vehicle; and (ix) market bonus.

In addition to the foregoing, Earnings include any amount that would have been included in the foregoing description but for the Participant’s election to defer payment of such amount under Code Sections 402(e)(3) (certain pre-tax elective deferrals), 402(h)(1) (certain pre-tax deferrals to a simplified employee pension plan), 403(b) (certain employee deferrals under a tax-deferred annuity plan or contract), 408(p)(2)(A)(i) (simple retirement account), 125 (cafeteria plan deductions), 132(f)(4) (qualified transportation fringe benefits), or 457 (certain deferred compensation plans).

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IN WITNESS WHEREOF, the Employer has caused the Plan to be amended by this Fourth Amendment this 2nd day of March, 2012, to be effective as stated herein.

WEINGARTEN REALTY INVESTORS

By:	/s/ Stephen C. Richter
Name:	Stephen C. Richter
Title:	Executive Vice President/ Chief Financial Officer

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